Exhibit 8.2

one north main, 2nd Floor (29601-2772) POST OFFICE box 2048 (29602-2048) greenville, SOUTH CAROLINA TELEPHONE 864.240.3200 FACSIMILE 864.240.3300 Website www.hsblawfirm.com

October 28, 2015

Southcoast Financial Corporation

530 Johnnie Dodds Boulevard

Mt. Pleasant, SC 29464

Re:	Merger of Southcoast Financial Corporation and BNC Bancorp HSB File No. 9649.1

Gentlemen:

We have acted as counsel for Southcoast Financial Corporation (the “Merged Company”) in connection with the proposed merger (the “Merger”) of the Merged Company with and into BNC Bancorp (the “Surviving Company”), pursuant to an Agreement and Plan of Merger by and between the Merged Company and Surviving Company, dated as of August 14, 2015, as amended by that certain Amendment to Agreement and Plan of Merger dated September 15, 2015 (the “Agreement”).

You have requested our opinion regarding the material federal income tax consequences of the Merger pursuant to Section 7.4 of the Agreement. In providing our opinion, we have examined and reviewed Form S-4, being filed with the Securities and Exchange Commission contemporaneously with the execution of this letter (the “Registration Statement”), the Agreement, and the documents delivered pursuant to the Agreement, and we have taken such additional steps and reviewed such additional documents and matters as we deemed necessary in order to render our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Agreement and the Registration Statement, (ii) all information in the Agreement and the Registration Statement are accurate and complete in all material respects, and (iii) the representations made to us by the Merged Company and the Surviving Company in their respective letters to us dated October 28, 2015 (copies of which are attached hereto), and delivered to us for purposes of this opinion, are accurate and complete, and the respective parties have consented to our reliance thereon. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Southcoast Financial Corporation

October 28, 2015

We have evaluated the Merger and the representations set forth in the aforementioned representation letters in light of the requirements of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, applicable judicial doctrines, and interpretive rulings of the Internal Revenue Service. A change in the applicable laws, whether legislative, administrative, or judicial, could occur, prospectively or with retroactive effect, and may impact the opinion reached herein. Our opinion reflects our best judgment as of the date hereof based on current law and is not binding on the Internal Revenue Service, Treasury Department, or the courts.

Based on the foregoing, in our opinion, for federal income tax purposes, the Merger will, under current law, constitute a reorganization within the meaning of Section 368(a) of the Code, and the U.S. federal income tax consequences to holders of the Merged Company’s stock will be as described in the Registration Statement under the heading, “Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel.”

This opinion is being furnished only to you, solely in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referred to for any other purposes without our express written consent. The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in letters from the Merged Company and the Surviving Company, which we have assumed will be true as of the effective time of the Merger.

Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from the Merged Company and the Surviving Company referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.2 to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Haynsworth Sinkler Boyd, P.A.

Haynsworth Sinkler Boyd, P.A.